Exhibit 99.1

Cell Therapeutics, Inc. Amends XYOTAX™ Dose in STELLAR 4 Trial

Move is expected to maximize tolerability of drug in “high risk” lung cancer patients with minimal impact on STELLAR clinical trial timelines

Oct. 20, 2003 Seattle—Following a planned safety analysis by an independent Data Monitoring Committee of its three pivotal trials for XYOTAX™ in non-small cell (NSC) lung cancer, Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) is implementing a study amendment to reduce the dose of XYOTAX™ from 235mg/m2 to 175mg/m2 in its STELLAR 4 trial. This change was based on a small percentage of patients in the study who appeared to develop early (first- or second-cycle) neutropenic-related toxicities, which may be prevented by the administration of a lower dose (175mg/m2) of XYOTAX™. The 175mg/m2 dose was well tolerated in prior phase II studies in more than 135 patients, including PS2 (“high risk”)NSC lung cancer patients. All patients currently enrolled on STELLAR 4 will continue their treatment at the lower dose of 175mg/m2, while the comparator arm dosages will continue according to the protocol at their approved marketed dose. Targeted completion of study enrollment for STELLAR 4 remains unchanged for the end of the first quarter, 2004.

“It is common in survival studies to dose at the maximum tolerated dose, which was determined to be 235 mg/m2 in phase I trials,” stated Jack W. Singer, M.D., Research Program Chair of CTI. “In the context of a large international study involving sites with varying abilities to closely monitor patients, we believe, given the data reviewed, that the lower 175mg/m2 dose will likely be more uniformly tolerated than the comparator arm.”

The recommendation will not impact the ongoing STELLAR 3 trial, which is scheduled to complete its enrollment this quarter, or the STELLAR 2 trial timeline, nor will it affect the integrity or utility of these pivotal studies for registration. The single-agent dose of 175mg/m2 of XYOTAX™ will be standardized across all PS2 patients.

“Given the rapid rate of enrollment in this trial, one should applaud the Company for providing such close surveillance of these potentially frail PS2 patients and for their responsiveness to the Data Monitoring Committee requests such that they are able to amend the study expeditiously before it had progressed beyond a point where intervention would not be possible without

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jeopardizing the integrity of the study,” noted Corey Langer, M.D., Co-Director of Thoracic Oncology, Fox Chase Cancer Center, Principal Investigator on the STELLAR 3 trial, and member of the XYOTAX™ Phase III Study Steering Committee. “We look forward to the completion and analysis of all three trials as these studies are addressing important questions in a previously neglected patient population.”

Management Conference Call Scheduled

On Monday, October 20, 2003, at 8:30 a.m. Eastern/5:30 a.m. Pacific time, members of CTI’s management and clinical team will host a conference call to discuss the STELLAR clinical trials and the impact of these changes. Dr. Langer will also participate in the conference call.

The conference call will be accessible by teleconference and audio webcast on the CTI website at www.cticseattle.com. The audio webcast will be archived for post listening two hours after the conference call ends.

The teleconference call-in number for U.S. participants is 1-800-946-0785 and for international participants is 1-719-457-2661.

The replay numbers for the teleconference are 1-888-203-1112 for U.S. participants and 1-719-457-0820 for international participants.

The entry code for callers is 650361.

About PS2 NSC Lung Cancer

PS2 patients represent a “high risk” subgroup of patients who are ambulatory and capable of self-care, but are unable to carry out any work activities, although they are up and about more than 50 percent of waking hours. PS2 NSC lung cancer patients account for approximately 25% of all patients with NSC lung cancer who require chemotherapy. Current treatments for this group of patients are poorly tolerated, with most tolerating a median of two doses of chemotherapy and experiencing disease progression in an average of six weeks. Current treatments also have limited effectiveness, with median survival ranging from only ten weeks for single-agent treatment to just over 17 weeks for combination therapies. Prior studies of XYOTAX™ 175mg/m2 have demonstrated the drug was well tolerated with 50 percent of patients receiving four or more doses of therapy and 30 percent receiving six or more treatment cycles. Only one patient developed grade 4 neutropenia. Median survival among PS2 patients treated with 175mg/m2 of XYOTAX™ was approximately 22 weeks.

About STELLAR Clinical Trials

STELLAR 2 is a phase III clinical trial of XYOTAX™ versus docetaxel for the second-line treatment of NSC lung cancer patients.

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STELLAR 3 is a phase III clinical trial of carboplatin in combination with either XYOTAX™ or paclitaxel in the front-line treatment of poor performance status (PS2) patients with NSC lung cancer.

STELLAR 4 is a phase III clinical trial of XYOTAX™ versus either gemcitabine or vinorelbine in the front-line treatment of poor performance status (PS2) patients with NSC lung cancer.

About XYOTAX™

XYOTAX™ (pronounced Zi-o-taks) is an investigational pharmaceutical that links paclitaxel, the active ingredient in Taxol®, to a biodegradable polyglutamate polymer. This polymer technology results in a new chemical entity, designed to selectively deliver higher and potentially more effective levels of active chemotherapeutics to tumors. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to molecules like polyglutamate. Based on preclinical studies, it appears that XYOTAX™ is preferentially trapped in the tumor blood vessels allowing significantly more of the dose of chemotherapy to localize in the tumor. Because more of the chemotherapy is targeted to the tumor and the levels of chemotherapy delivered to normal tissue are reduced, XYOTAX™ may be potentially more effective and have less severe side effects than currently available chemotherapeutics.

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This announcement includes forward-looking statements relating to the development of the Company’s products and future clinical results that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of XYOTAX™ include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with XYOTAX™ in particular including, without limitation, the progress, costs, and results of the ongoing clinical trials, the potential failure of XYOTAX™ to prove safe and effective for treatment of non-small cell lung cancer, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX™, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm